Exhibits 16.1

August 16, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Citius Oncology, Inc. (formerly known as TenX Keane Acquisition) under Item 4.01 of its Form 8-K dated August 12, 2024. We agree with the statements concerning our Firm under Item 4.01 in such Form 8-K; we are not in a position to agree or disagree with other statements of Citius Oncology, Inc. (formerly known as TenX Keane Acquisition) contained therein.

Very truly yours,

/s/ Marcum llp

Marcum llp